Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Thomas G. Bevivino
Chief Operating Officer &
Executive Vice President
Email: tbevivino@severnbank.com
Phone: 410.260.2000

Severn Bancorp, Inc. Announces Quarterly Loss Resulting from
Activities to Clean Up Balance Sheet

Annapolis, MD (October 21, 2013) – Severn Bancorp, Inc., (“the Company”)  (Nasdaq: SVBI) parent company of Severn Savings Bank, FSB (“ the Bank”), today announced a net loss of $20,548,000 or $(2.08) per share for the third quarter of 2013 compared to net income of $674,000 or $.03 per share for the third quarter of 2012 and compared to net income of $232,000  or $(.01) per share, for the quarter ended June 30, 2013.  Earnings per share is calculated using net income available for common shareholders, which is net income less preferred stock dividends.

The approximately $20 million loss can be attributed to decisions that the Company’s senior management has made to clean up the Bank’s balance sheet, return to profitability and to position the Company for future growth. A portion of the loss, approximately $10 million, is a pre-tax loss resulting from the sale of non-performing and underperforming loans. The loans sold included approximately $11.7 million of non-accruing loans, $6.6 million of performing troubled debt restructuring (“TDRs”), and $14.9 million of classified and other loans. As a result of the sale the Company has significantly improved its asset quality ratios. The ratio of the Company’s total non-accrual loans to net loans improved to 3.8% at September 30, 2013 compared to 6.0% at June 30, 2013. The Company’s ratio of non-performing assets to total assets improved to 4.5% compared to 6.1% at June 30, 2013.

The Company also announced that, based on its review of all available evidence, and after consideration of the losses recorded on the loan sale, that it has taken a charge to earnings in the quarter ended September 30, 2013 of approximately $13 million related to its deferred tax asset valuation allowance. The deferred tax asset valuation allowance may, in accordance with the requirements of generally accepted accounting principles, be reversed in future periods, depending upon the Company’s financial position and results of operations in the future, among other factors, and, in such event, may be available to increase future earnings. The Company will continue to have the benefit of the net operating loss carryforward relating to the deferred tax asset, and will have the ability to utilize the carryforward against future federal and state income taxes. Also included in the reported loss are ongoing costs of approximately $1.8 million associated with the management of non-performing loans.

The Bank’s regulatory capital will continue to exceed all applicable requirements at September 30, 2013 after giving effect to the items described herein.

“While we are not at all happy about the results for this quarter, we are very comfortable with our decision to take action to clean up our books,” stated Alan J. Hyatt, president and chief executive officer.  Mr. Hyatt continued, “Improving asset quality and strengthening our balance sheet has been a top priority. Management and our board have made the bold choice to take necessary steps to formulate a stronger company. The process of clean-up may continue into the fourth quarter to a lesser degree, but we will be ready to start 2014 as an energized and invigorated company dedicated to providing excellent banking products and services to the residents of Anne Arundel County.”

About Severn Savings Bank:
Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $815 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

# # #

Forward Looking Statements
In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.  Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012

Summary Operating Results:
Interest income	$8,321	$8,574	$8,913	$9,412	$9,104
Interest expense	2,301	2,364	2,315	2,587	3,027
Net interest income	6,020	6,210	6,598	6,825	6,077
Provision for loan losses	12,200	300	320	300	-
Net interest income (loss) after provision for loan losses	(6,180)	5,910	6,278	6,525	6,077
Non-interest income	1,312	1,881	1,572	1,478	1,039
Non-interest expense	7,504	7,470	6,785	5,815	5,961
Income (loss) before income tax provision	(12,372)	321	1,065	2,188	1,155
Income tax provision	8,176	89	444	914	481
Net income (loss)	$(20,548)	$232	$621	$1,274	$674

Per Share Data:
Basic earnings (loss) per share	$(2.08)	$(0.01)	$0.03	$0.09	$0.03
Diluted earnings (loss) per share	$(2.08)	$(0.01)	$0.03	$0.09	$0.03
Common stock dividends per share	$-	$-	$-	$-	$-
Average basic shares outstanding	10,066,679	10,066,679	10,066,679	10,066,679	10,066,679
Average diluted shares outstanding	10,113,402	10,108,470	10,100,454	10,066,679	10,066,679

Performance Ratios:
Return on average assets	-2.45%	0.03%	0.07%	0.14%	0.08%
Return on average equity	-19.07%	0.21%	0.57%	1.19%	0.63%
Net interest margin	3.21%	3.29%	3.47%	3.33%	3.09%
Efficiency ratio*	83.70%	76.42%	72.01%	63.70%	71.19%

*	The efficiency ratio is general and administrative expenses as a percentage of net interest income plus non-interest income

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012

Balance Sheet Data:
Total assets	$815,198	$839,053	$849,598	$852,118	$862,628
Total loans receivable	608,769	642,801	653,595	669,187	688,405
Allowance for loan losses	(12,270)	(12,765)	(15,465)	(17,478)	(23,180)
Net loans	596,499	630,036	638,130	651,709	665,225
Deposits	580,915	583,271	593,900	599,394	609,772
Borrowings	115,000	115,000	115,000	115,000	115,000
Stockholders' equity	88,496	109,313	109,349	108,996	108,004
Bank's Tier 1 core capital to total assets	13.0%	14.9%	14.8%	14.6%	14.1%
Book value per share	$6.14	$8.21	$8.22	$8.18	$8.08

Asset Quality Data:
Non-accrual loans	$22,771	$37,537	$35,064	$37,495	$42,596
Foreclosed real estate	13,877	13,297	14,895	11,441	13,801
Total non-performing assets	36,648	50,834	49,959	48,936	56,397
Total non-accrual loans to net loans	3.8%	6.0%	5.5%	5.8%	6.4%
Total non-accrual loans to total assets	2.8%	4.5%	4.1%	4.4%	4.9%
Allowance for loan losses	12,270	12,765	15,465	17,478	23,180
Allowance for loan losses to total loans	2.0%	2.0%	2.4%	2.6%	3.4%
Allowance for loan losses to total non-accrual loans	53.9%	34.0%	44.1%	46.6%	54.4%
Total non-performing assets to total assets	4.5%	6.1%	5.9%	5.7%	6.5%
Non-accrual troubled debt restructurings (included above)	4,750	5,908	6,774	5,635	12,574
Performing troubled debt restructurings	39,548	45,851	46,607	56,448	51,230